UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/16/2010

ARUBA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33347

Delaware	02-0579097
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1344 Crossman Avenue
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)

408-227-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment of Executive Officer Bonus Plan

On September 16, 2010, the Compensation Committee (the "Committee") of the Board of Directors of Aruba Networks, Inc. (the "Company") approved certain amendments to the Company's Executive Officer Bonus Plan (the "Plan"), effective immediately. The Plan was originally approved by the Committee in December 2009 and offers the Company's executive officers the opportunity to earn bonuses based on the achievement of specified performance targets during each performance period. As previously disclosed, each executive officer has been assigned a targeted bonus value for each performance period under the Plan, set as a percentage of his base salary for the performance period (described below). The executive officer may earn more or less than his targeted value based on the extent to which achievement of the specified performance goals result in the funding of a bonus pool. The bonus pool is funded based upon the extent to which the Company meets the profit and revenue targets under the Board-approved internal operating plan for the applicable fiscal year.

The Plan has been amended primarily (1) to increase the target percentage of the Company's Chief Financial Officer from 75% to 100%, (2) to increase the target percentage of the Company's Chief Technology Officer from 50% to 75%, (3) to increase from 90% to 97.5% the minimum level at which the revenue target must be met in order to fund the bonus pool and (4) to increase from 110% to 112.5% the level above which the revenue target must be met in order for each participant to receive his maximum target amount.

A copy of the Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit    Description
_____    ___________

10.1         Executive Officer Bonus Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARUBA NETWORKS, INC.

Date: September 22, 2010	By:	/s/ Alexa King
Alexa King
Vice President, Legal and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Executive Officer Bonus Plan, as amended.